PROSPECTUS SUPPLEMENT DATED AS OF JUNE 18, 1998
(TO THE PROSPECTUS DATED MAY 19, 1998)






                             THE VINCAM GROUP, INC.
                         234,982 SHARES OF COMMON STOCK
                            PAR VALUE $.001 PER SHARE

This supplement relates to The Vincam Group, Inc's (the "Company's") Prospectus dated May 19, 1998 (the "Prospectus") relating to the offering of up to 234,982 shares of the Company's common stock, par value $.001 per share (the Common Stock") pursuant to the Company's Registration Statement on Form S-3 (Registration Statement No. 333-52097).

The section entitled "Selling Shareholders", set forth on pages 10-11 of the Prospectus, is hereby deleted and replaced in its entirety by the following in order to reflect gifts by Willard S. Finkle, Jr. to Willard S. Finkle, Sr., Natalie Finkle, Lori Mack, Robert E. Mack and Janet Mack of certain shares registered pursuant to the Registration Statement of which the Prospectus is a part.

                              SELLING SHAREHOLDERS

         All of the Offered Shares are being sold by the Selling Shareholders named below, consisting of the CSS Selling Shareholders and the Amstaff Selling Shareholder. The Company will not receive any proceeds from the sale of the Offered Shares.

         All of the Offered Shares were acquired by the CSS Selling Shareholders and the Amstaff Selling Shareholder from the Company in connection with the CSS Acquisition and the Amstaff Acquisition, respectively, except that the shares owned by Willard S. Finkle, Sr., Natalie Finkle, Lori Mack, Robert E. Mack and Janet Mack (the "Gifted Shares") were acquired by such individuals pursuant to gifts of Common Stock by Willard S. Finkle, Jr. to such individuals. Willard S. Finkle, Jr. acquired the Gifted Shares of Common Stock pursuant to the CSS Acquisition. The shares issued pursuant to the CSS Acquisition and the Amstaff Acquisition were exempt from the registration provisions of the 1933 Act. An aggregate of 150,000 and 547,743 shares of Common Stock were issued in connection with the CSS Acquisition and the Amstaff Acquisition, respectively.

         To the best of the Company's knowledge, the following table sets forth certain information with respect to the CSS Selling Shareholders and the Amstaff Selling Shareholder as of June 5, 1998. The Company believes that all persons named in the table below have sole voting power and investment power with respect to all shares of Common Stock beneficially owned by them.

                                    SHARES BENEFICIALLY                                    SHARES BENEFICIALLY
                                 OWNED PRIOR TO OFFERING        NUMBER OF SHARES          OWNED AFTER OFFERING
CSS SELLING SHAREHOLDERS(1)      NUMBER             PERCENT        BEING OFFERED         NUMBER
---------------------------      ------             -------        -------------         ------
PERCENT
-------

Willard S. Finkle, Jr.               72,500            *               23,750               48,750            *
Willard S. Finkle, Sr.                  500            *                  500                    0            *
Natalie Finkle                          500            *                  500                    0            *
Lori Mack                               500            *                  500                    0            *
Robert E. Mack                          500            *                  500                    0            *
Janet Mack                              500            *                  500                    0            *
John J. Piscioniere                  75,000            *               26,250               48,750            *

*Less than one percent.

                                    SHARES BENEFICIALLY                                    SHARES BENEFICIALLY
AMSTAFF                          OWNED PRIOR TO OFFERING        NUMBER OF SHARES          OWNED AFTER OFFERING
SELLING SHAREHOLDER(2)           NUMBER             PERCENT        BEING OFFERED         NUMBER
----------------------           ------             -------        -------------         ------
PERCENT
-------

Gregory J. Packer, as            380,812              2.4%          182,482              198,330           1.3%
Trustee of the Revocable
Living Trust of Gregory
John Packer

(1) A total of 97,500 shares of Common Stock which will be owned by Willard S. Finkle, Jr. and John J. Piscioniere after the completion of this offering will be subject to future registration by the Company pursuant to certain registration rights granted to Willard S. Finkle, Jr. and John J. Piscioniere by the Company in connection with the CSS Acquisition.

None of the CSS Selling Shareholders had any material relationship with Vincam prior to the CSS Acquisition, which was completed on January 30, 1998. Willard
S. Finkle, Jr. and John J. Piscioniere both became employees of Vincam in connection with the CSS Acquisition.

(2) A total of 182,481 shares of Common Stock which will be owned by the Amstaff Selling Shareholder after the completion of this offering will be subject to future registration by the Company pursuant to certain registration rights granted to the Amstaff Selling Shareholder by the Company in connection with the Amstaff Acquisition.

The Amstaff Selling Shareholder did not have any material relationship with Vincam prior to the Amstaff Acquisition, which was completed on June 30, 1997. Gregory J. Packer, the settlor and trustee of the Revocable Living Trust of Gregory John Packer under agreement dated February 7, 1990, as amended and restated, entered into an employment agreement with the Company and Vincam/Amstaff, Inc., a Michigan corporation and a wholly owned subsidiary of the Company, in connection with the Amstaff Acquisition, and currently holds the office of Area President-Midwest of The Vincam Group, Inc.

                                       S-2